Exhibit 14.1

Sonus Networks, Inc.
Corporate Code of Conduct and Ethics

Sonus Networks, Inc. (“Sonus” or the “Company”) strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations.  Sonus believes that it is imperative that its officers, directors and employees act at all times in an honest and ethical manner in connection with their service to Sonus.  The principles of integrity, accountability and fair dealing are the cornerstone of the Company’s business, and are critical to its future success.

The following information constitutes the Company’s corporate Code of Conduct, which applies to all Sonus officers, directors and employees.  This Code of Conduct is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing standards.  Any waiver of this Code of Conduct for any of the Company’s officers or directors may be made only by the Board of Directors and must be promptly disclosed to stockholders, as required by applicable law.

All references to “Sonus” or the “Company” in this Code of Conduct should be read to include the Company’s subsidiaries.  This Code of Conduct cannot anticipate every possible situation or cover every topic in detail.  If you have a question about a topic covered in this Code of Conduct or a concern regarding any illegal or unethical conduct, please contact your immediate supervisor.  If you are uncomfortable talking with your immediate supervisor, you may contact any member of the Company’s senior management.

I.                                         Compliance with Applicable Laws

Sonus is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters.  All Sonus officers, directors and employees are expected at all times to conduct their activities on behalf of Sonus in accordance with this principle.  Any violation of applicable laws, rules or regulations by a Sonus employee, officer or director should be reported immediately to a member of the Company’s senior management.

As a public reporting company, with our common stock trading on the Nasdaq National Market, we are subject to regulation by the Securities and Exchange Commission (“SEC”) and Nasdaq and must comply with Federal securities laws and regulations, as well as state and local laws.  Sonus insists on strict compliance with the spirit and the letter of these laws and regulations.

II.                                     Conflicts of Interest

A “conflict of interest” exists any time employees, officers or directors face a choice between what is in their personal interest (financial or otherwise) and the interest of Sonus.  A conflict of interest also exists when an employee, officer or director takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of Sonus.  When a conflict of interest arises, it is important that employees act with great care to avoid even the appearance that their actions were not in the Company’s best interests.  This obligation applies to both business relationships and personal activities.  If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify the Company’s management immediately.

To avoid any actual or potential conflict of interest or appearance of any conflict of interest, Sonus employees, officers and directors may not do any of the following without the prior written consent from the Board of Directors:

•                                          Acquire a direct or indirect Material Financial Interest in (1) any business or company with whom Sonus has business dealings, or (2) a Sonus competitor.

•                                          Enter into a business relationship on the Company’s behalf with an Immediate Family Member or with a company that the employee, officer or director or such person’s Immediate Family Member has a Material Financial Interest.

•                                          Accept, directly or indirectly, anything (including gifts) of a nature or value that could create the appearance that the person providing the gift is receiving or will receive favorable prices, terms, and conditions of sale, purchase orders, or other preferential treatment from Sonus.  This extends to any agent, employee, independent contractor, consultant, manager or director of any competitor, supplier, customer, partner, distributor or other third party directly or indirectly doing or seeking to do business with Sonus, or any Sonus subsidiary.

The Company’s Board of Directors retains the authority to determine if a proposed transaction or relationship would involve a conflict of interest.  If it is appropriate to grant an exception from this Code of Conduct, the exception will be promptly disclosed to the public as required by applicable law and regulation.

The Audit Committee shall retain a current record of all reports made by employees, officers or directors regarding any actual or potential conflicts of interest.  Any transaction that involves an actual or potential conflict of interest must be reported to the Audit Committee.

Personal Business Relationships and Activities:

The Company’s employees, officers and directors must plan personal relationships and business affairs so as to avoid situations that might lead to actual or perceived conflicts between the self-interest of such individuals and their obligations and duties to Sonus and its stockholders.

Improper Investments

Any Material Financial Interest held by a Sonus employee, officer or director, or their Immediate Family Members, in (1) any business or company with whom Sonus has business dealings, or (2) a Sonus competitor, must be disclosed to management or the Audit Committee.  Any such interest must be approved in advance by the Company’s Board of Directors.  A “Material Financial Interest” is any interest that the Board of Directors determines could cause a conflict of interest with the duty of loyalty owed by the employee, officer or director to the Company, including without limitation, (a) a beneficial interest of five percent (5)% or more of the outstanding securities of any business entity, and/or (b) a beneficial interest in any business entity that constitutes five percent (5%) or more of the value of the investment portfolio of such employee, officer or director.  “Immediate Family Member” includes such person’s spouse or domestic partner, such person’s and/or such spouse’s or domestic partner’s grandparents, parents, siblings, children, grandchildren, aunts, uncles, nephews and nieces, whether related by blood, marriage or adoption, and any other person sharing a household with the employee, officer or director.  All employees, officers and directors must disclose any such Material Financial Interest to the Chief Financial Officer on the current form at least thirty (30) days prior to acquiring such interest.

Improper Gifts and Entertainment

Conflicts of interest also arise when a Sonus employee, officer or director, or a member of his or her family, receives improper benefits as a result of his or her position with Sonus.  No employee, officer or director, or any of their Immediate Family Members, may give or accept any gift which might indicate an intent to improperly influence the normal business relationship between Sonus and any supplier, customer, partner, distributor or other third party directly or indirectly doing business with Sonus.  A “gift” includes any object, service or benefit of value, including vacations, tickets, meals, loans, guarantees or other things of value, unless available to the public or other groups not affiliated with Sonus on the same terms and conditions (such as sweepstakes or discount promotions to member groups).  Any gift received by any employee, officer or director, or their Immediate Family Members, from any agent, employee, independent contractor, consultant, manager or director of any competitor, supplier, customer, partner, distributor or other third party directly or indirectly doing or seeking to do business with Sonus, must be disclosed to the Chief Financial Officer.

Political Contributions

Except as permitted by applicable law, no political contributions of the funds of Sonus or any of its subsidiaries are to be made, directly or indirectly, to candidates for political office or to political parties or committees in the United States or any foreign country. Any permissible exceptions to this general prohibition will require the prior consent of the Audit Committee.

Outside Employment and Other Affiliations

Conflicts of interest also arise when a Sonus employee, officer or director participates in other employment (including self-employment) or serves as an employee, officer, manager, director, partner or consultant for other organizations unless such activity is disclosed to and approved by the Company’s Audit Committee.  Such activity is prohibited under any circumstances if it interferes with your ability to act in the best interests of Sonus, requires you to use proprietary, confidential or non-public information, procedures, plans or techniques of Sonus, or creates an appearance of impropriety.

Conducting Business With Family Members

As a general rule, employees, officers and directors are prohibited from conducting Sonus business with any Immediate Family Member.  All employees, officers and directors must disclose to their immediate supervisor or the Chief Financial Officer, all situations in which they or their working group is conducting business with an Immediate Family Member.

Employee Conduct:

Sonus is committed to fostering a work environment in which all individuals are treated with respect and dignity. Employees are expected to maintain a working environment that encourages mutual respect, promotes civil and congenial relationships among employees and is free from all forms of harassment or violence. This is a compulsory element of employment at Sonus and applies to all employees, officers and directors equally.

Employees have the right to conduct their work without disorderly or undue interference from other employees. The Company prohibits employees from violating this right of their co-workers.

Corporate Opportunities:

The Company’s employees, officers and directors owe a duty to Sonus to advance its legitimate interests when the opportunity to do so arises.  For this reason, such persons are prohibited from taking “corporate opportunities” for themselves.  Accordingly, the Company’s employees, officers and directors are prohibited, without the prior consent of the Company’s Board of Directors, from (1) taking for themselves personally opportunities that are discovered through the use of Sonus property, information or position, or (2) competing with Sonus.  Such persons are also prohibited from using Sonus property, information or position for personal gain.

III.                                 Communication of False or Derogatory Information

The communication of false or derogatory information about Sonus, entities with whom it has business dealings or employees is also a violation of corporate policy, federal and state law and possibly laws of other jurisdictions.

Sonus has business relationships and other involvements and communications with financial institutions, investors, suppliers, vendors, and government authorities.  In all interactions and communications, Sonus employees, officers, and directors must always be truthful and:

•                                          Never make dishonest statements, misrepresentations or statements intended to mislead or misinform.

•                                          Always respond promptly and accurately to requests for information or documents from government agencies.  These requests should immediately be brought to the attention of the Company’s management and authorized prior to providing documentation to outside parties.

•                                          Direct all media requests for information or statements to the Company’s investor relations contact.

•                                          Apply the same principles of honesty to all aspects of internal communications and record keeping.  Falsification, alteration, or unauthorized destruction of any document, or misrepresentation of any information could result in termination of employment, as well as referral to appropriate authorities.

All confidential, proprietary, sensitive or privileged documents, whether originals, drafts, or duplicates, including all computer files, disk drives, hard disks, floppy disks, CD-ROMs or any other media, must be retained in accordance with applicable law and the Company’s policies with respect to retention and preservation of documents.

IV.                                Fair Dealing

Sonus expects its employees, officers and directors to deal fairly with the Company’s financial institutions, suppliers, vendors, competitors, agents and employees; to base business relationships on lawful, efficient and fair practices; and to use only ethical practices when dealing with actual or potential financial institutions, vendors, competitors, agents, employees and other parties.  It is the obligation of every Sonus employee to conduct business in a manner that avoids even the appearance of ethical or legal impropriety and is consistent with all applicable laws and regulations.  Specifically, no Sonus employee, officer or director should do any of the following:

•                                          Give or accept anything of value from any current or potential financial institution, supplier or vendor as an inducement for or in return for business or preferential treatment; or

•                                          Take advantage of any financial institution, supplier, competitor or employee through manipulation, concealment, abuse of privileged information, fraud, misrepresentation of material facts, or any other unfair business practice.

V.                                    Confidential Information

All Sonus employees, officers and directors are required to maintain the confidentiality of all non-public information (including electronic information) that they receive or have access to during their employment or service with Sonus, except when disclosure is authorized or legally mandated.  This obligation applies not only to confidential information about Sonus, but also to confidential information about its financial institutions, suppliers, business partners and employees.  You are also prohibited from disclosing confidential information that you obtained at a previous employer, including, but not limited to, trade secrets.

During and following your employment at Sonus, you shall not directly or indirectly publish, disclose, describe or communicate confidential information, or authorize anyone else to do so for any purpose.  Even within Sonus, you shall only disclose confidential information to those employees who have a business-related “need to know.”  You are responsible for avoiding the release of non-public information.  Should you have any questions regarding your confidentiality obligations, you should seek guidance from Sonus management.

VI.                                Inside Information and Securities Trading

In the course of your relationship with Sonus, you may receive non-public information about Sonus, its customers, suppliers, licensees or acquisition targets.  It is a violation of federal law, and prohibited by Sonus policy, for any Sonus employee, officer or director to purchase or sell securities based on knowledge of material non-public information.  This prohibition extends to any trading in the securities of Sonus or any of its customers, suppliers, licensees or other entities with which Sonus has a business relationship while in possession of material nonpublic information learned in the course of your employment with Sonus.

“Material” information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question.  “Nonpublic” means it is not generally available to the public.  Examples of material nonpublic information include, but are not limited to, financial results, projections of future earnings or losses, significant litigation exposure due to actual or threatened litigation, news of a pending or proposed acquisition or merger, corporate partnerships, acquisitions or strategic alliances, news of the disposition of assets, new equity or debt offerings, or changes in senior management.

Sonus prohibits “insiders” from disclosing or trading on “inside information”  Employees, officers and directors are expected to have read and be familiar with the Company’s Insider Trading Policy, and to comply fully with its rules and guidelines.  All questions regarding securities trading should be directed to the Company’s Chief Financial Officer.

VII.                            Financial Reporting and Accuracy of Company Records

As a public company, Sonus is required by law to make full, fair, accurate, timely ad understandable disclosure in the reports and documents that Sonus files with, or submits to, the SEC and in all other public communications it makes.

In order for Sonus to comply with its public disclosure obligations, it has adopted the following principles:

•                  Business transactions must be properly authorized and be completely and accurately recorded on the Company’s books and records in accordance with generally accepted accounting practices and established Sonus financial policy.

•                  Each Sonus employee, officer and director must help to maintain the integrity of the Company’s record keeping and reporting systems and is responsible for maintaining complete and accurate records, accounting entries and classifications.

•                  Sonus employees, officers and directors are expected to comply fully and accurately with all audits, requests for special record keeping or retention of documents, documents or other material from or on behalf of the Company’s auditors or Sonus management.

•                  Each employee is responsible for maintaining complete and accurate records, accounts, entries and classifications and for accuracy in expense account vouchers reflecting legitimate business expenses.  Misapplication or improper use of corporate funds or property or false entry to records by employees or others must be reported to the Company’s management and may result in discipline up to and including termination.

VIII.                        Intellectual Property

The Company’s name, logo, formulae, inventions, trade secrets, business, marketing and financial plans, databases, records, unpublished financial data and reports and other intellectual property are valuable assets of Sonus and their protection is critical to our success.  Sonus expects others to respect its intellectual property rights and expects its employees, officers, and directors and agents to respect the intellectual property rights of others.  The rules with respect to trademark, trade secret, patent and copyright laws are complex, so you should seek advice from the Company’s Chief Financial Officer or outside legal counsel if any questions should arise.

All intellectual property, including, but not limited to, trade secrets, inventions, technical innovations, plans, products, discoveries and systems that any employee designs or conceives while employed at Sonus must be disclosed to Sonus and, at the Company’s option, shall become the sole property of Sonus.

Without limitation, all Sonus employees, officers and directors are responsible for understanding the following types of intellectual property rights and taking the listed steps to protect such rights:

Copyrights protect works like articles, drawings, photographs, video, music and software and generally prohibit unauthorized copying or downloading of these works.

•                  Do not copy these materials without first determining that the company has obtained permission from the copyright holder or that other limited copying is legally permitted.

•                  Do not copy or distribute software or related documentation without reviewing the license agreement.

•                  Consult with the Company’s management if you have questions.

Trademarks and service marks are words, names and symbols which help consumers recognize a product or service and distinguish it from those of competitors.  Our name and logo and those of our subsidiaries are among the Company’s most valuable assets.  The use of the Company’s or its subsidiaries’ trademarks or service marks must be properly authorized or licensed.

•                  Requests for use of the name, service marks and trademarks of Sonus or its subsidiaries are reviewed by the Company’s Chief Financial Officer or outside legal counsel.

•                  Do not use a third party’s trademark or service mark without permission.

Patents permit inventors to exclude others from making, using or selling their inventions.  Report any unauthorized use of the patents held by Sonus or its subsidiaries.  Only use inventions patented by third parties within the terms of a license agreement.

A Trade Secret is valuable information that creates a competitive advantage for Sonus or its subsidiaries by being kept secret.  Examples include information about customers, like their buying patterns and needs; and financial, planning, marketing and strategic information about the Company’s current and future business plans. Treat as trade secrets and keep confidential all commercially sensitive and important business information of Sonus and its subsidiaries and all similar information of other companies and persons that Sonus has received under a confidentiality agreement.

If you observe practices that are inconsistent with these directives, please contact the Company’s management.

IX.                                Dealings with Public Officials and Government Entities

Sonus expects its employees to base relationships with public officials and government entities on lawful, efficient and fair practices and to use only ethical practices when dealing with these and other parties.  It is the obligation of every Sonus employee to conduct business in a manner that avoids even the appearance of impropriety and that is consistent with all applicable laws and regulations.

Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone with the intent to induce favorable business treatment or to improperly affect business or government decisions.  Pay special attention to the treatment of public officials and employees of governmental agencies whose conduct with respect to gifts and meals is controlled by laws and regulations which must be complied with at all times.  These laws and regulations are complex and can vary from country to country — and even within a country (e.g. local versus national officials).

Sonus employees involved in sales or other transactions with governmental customers should take steps to ensure that such transactions comply with all applicable laws and regulations and avoid even the appearance of impropriety.  Contact the Company’s Chief Financial Officer with specific questions or situations.

X.                                    Use of Company Resources

Ownership of Company Property:

The Company’s property, including but not limited to its communication equipment, facilities, computers, software, e-mail, voice mail, conferencing equipment and office supplies, is owned by Sonus or operated on its behalf to advance its business strategy and objectives.  The Company’s property is in place to enable its employees to perform business-related duties required by their positions.  The use of Company property is for the sole purpose of conducting business-related tasks.

Improper Benefit from Company

No employee, officer or director may receive a benefit from the Company that is not a part of such employee’s, officer’s or director’s compensation and benefit package.  An example of an improper benefit would be a loan or loan guarantee from Sonus or any of its subsidiaries to any Sonus employee, officer or director or their Immediate Family Members.  Such loans or loan guarantees, as well as other similar benefits outside the approved compensation and benefit package, are prohibited by this Code of Conduct.

Computer Resources

Sonus invests in and uses computer resources (computer hardware, software, supporting infrastructure, network connections and telecommunications equipment) to advance its business strategy and objectives.

•                  Computer software (computer programs, databases and related documentation), whether purchased from a supplier or developed by Sonus, is protected by copyright and may also be protected by patent or as a trade secret.  Employees are expected to strictly follow the terms and conditions of the license agreements, including provisions not to copy or distribute materials covered by these agreements.  These protected materials may not be reproduced for personal use.

•                  Use of the Internet and electronic mail should be in support of and to advance the Company’s business success.  Any personal use of these technologies should not create additional costs for Sonus, interfere with work duties or violate any Company policies, including policies related to defamatory, offensive or threatening messages, gambling, pornography, viruses, chain letters, executable “ready to run” files, “hacking,” etc.

All communications, data or information received, sent or obtained using Sonus property while employed at Sonus are not private communications.  Unless prohibited by local law, the use of this technology, including electronic mail and the internet, is subject to monitoring by Sonus.

XI.                                Media Relations and Public Inquiries

All communications with the news media, regulatory agencies and other entities by Sonus and its employees are potentially important and reflect upon the Company’s image.  In addition, Sonus is subject to various legal requirements with respect to the public dissemination of material or significant events related to its business.  It is crucial that communications from Sonus be handled in a consistent manner, and that all regulatory and legal obligations with respect to disclosure of information be fulfilled.

Communication with the news media is an important part of the Company’s ongoing marketing and investor relations programs.  Communications with the news media about the Company should be directed to the Company’s Investor Relations office.  All inquiries from regulatory agencies and all inquiries about current or former employees of Sonus or its subsidiaries should be directed to the Company’s Chief Financial Officer.  All such communications will be forthright, responsible and in keeping with the Company’s legal policies and obligations.

XII.                            Reporting

Reporting Violations and Making Complaints

As a public company, the integrity of the financial information of Sonus is paramount.  The Company’s financial information guides the decisions of the Board of Directors of the Company and is relied upon by our stockholders and the financial markets.  For these reasons, the Company must maintain a workplace where it can receive, retain and treat all complaints concerning questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, and where employees can raise these concerns free of any discrimination, retaliation or harassment.

Therefore, it is the policy of the Company to encourage employees, when they reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, to report those concerns to Company management (on an anonymous basis, if employees so desire) or to raise those concerns by calling the Company Hotline on an anonymous basis, as described below.  All reports will be taken seriously and will be promptly investigated.  The specific action taken in any particular case depends on the nature and gravity of the conduct or circumstances reported, and the quality of the information provided.  Where questionable accounting or auditing conduct or practices have occurred, or fraudulent financial information has been reported, those matters will be corrected and, if appropriate, the persons responsible will be disciplined.

In addition, the Company is committed to providing a work environment in which employees, when they in good faith believe that questionable accounting or auditing matters have occurred, or that fraudulent financial information has been reported, can raise those concerns free of discrimination, retaliation or harassment.  Accordingly, the Company strictly prohibits discrimination, retaliation or harassment of any kind against any employee who, based on the employee’s good faith belief that such conduct or practices have occurred or are occurring, reports that information to the employee’s supervisor, or those individuals designated in this Code of Conduct as having the authority to investigate, discover or terminate any such conduct or practices.

Possible violations of this Code of Conduct or other questionable accounting or auditing conduct or practices must be reported immediately to either a member of the Audit Committee, or by calling the Company Hotline.  Upon request, all reports made through the Company Hotline shall be kept anonymous.

Employees may contact the Chief Financial Officer or any member of the Audit Committee to ask questions concerning the Code of Conduct or any law or regulation.

Upon request and to the extent possible, your contact will be handled confidentially and anonymously, subject to applicable law, regulation or legal proceedings.  Once your call is received, the information you provide will be referred to the appropriate Sonus authority and resolved as expeditiously as possible.

In addition to the Company’s internal complaint procedure, employees should also be aware that certain federal and state law enforcement agencies are authorized to review questionable accounting or auditing matters, or potentially fraudulent reports of financial information.  The Company’s policies and practices have been developed as a guide to our legal and ethical responsibilities to achieve and maintain the highest business standards.  Conduct that violates the Company’s policies will be viewed as unacceptable under the terms of employment at the Company.  Certain violations of the Company’s policies and practices could even subject the Company and any individual employees involved to civil and criminal penalties.  Before issues or behavior rises to that level, employees are encouraged to report questionable accounting or auditing matters, suspicion of fraudulent financial information, or discrimination, retaliation or harassment related to such reports.  Nothing in this Code of Conduct is intended to prevent an employee from reporting information to the appropriate agency when the employee has reason to believe that the violation of a federal or state statute or regulation has occurred.

The Company Hotline number as well as the telephone numbers for the Chief Financial Officer and the Chairman of the Audit Committee are included in the Company directory made available to all employees.  For a copy of the Company directory, please contact your immediate supervisor or the legal department.  The Company Hotline may be used 24 hours a day, 7 days a week.

No Retaliation

Employees, officers and directors may bring their concerns forward without fear of retribution or punishment.  Sonus will not retaliate against any person for reporting suspected violations of laws, regulations or company policies.  This means that Sonus will not terminate, demote, transfer to an undesirable assignment, or otherwise discriminate against an employee for calling attention to suspected violations of this Code of Conduct or other suspected illegal or unethical acts.  This protection extends to anyone giving information in good faith in relation to an investigation.  However, Sonus reserves the right to discipline anyone who knowingly makes a false accusation or knowingly provides false information to Sonus.

All complaints under this Code of Conduct will be promptly and thoroughly investigated, and all information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law.  All employees and supervisors have a duty to cooperate in the investigation of reports of questionable accounting or auditing matters, or the reporting of fraudulent financial information, or of discrimination, retaliation or harassment resulting from the reporting or investigation of such matters.  In addition, an employee shall be subject to disciplinary action, including the termination of their employment, if the employee fails to cooperate in an investigation, or deliberately provides false information during an investigation.  If, at the conclusion of its investigation, the Company determines that a violation of policy has occurred, the Company will take effective remedial action commensurate with the severity of the offense.  This action may include disciplinary action against the accused party, up to and including termination.  Reasonable and necessary steps will also be taken to prevent any further violations of policy.

Any person who believes they have been the target of retaliation, discrimination or harassment for having made a report should contact either the Chief Financial Officer or a member of the Audit Committee.  To the extent possible, such contact shall be kept confidential.  If you later believe that you have been subject to discrimination, retaliation or harassment for having made a report under this Code of Conduct, you must immediately report those facts to your immediate supervisor.  If, for any reason, you do not feel comfortable discussing the matter with your immediate supervisor, you should bring the matter to the attention of the Chief Financial Officer, and if you are not comfortable with discussing the matter with any of those individuals, you should bring the matter to the attention of the Audit Committee.  It is imperative that you bring the matter to the Company’s attention promptly so that any concern of discrimination, retaliation or harassment can be investigated and addressed promptly and appropriately.

XIII.                        Discipline

Failure to follow this Code of Conduct can have substantial consequences.  Violations of this Code of Conduct can expose individuals and Sonus to criminal actions, fines and other serious legal consequences.  The Company shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or officer who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, shall determine whether a violation of this Code has occurred and, if so, shall determine the disciplinary measures to be taken against such executive officer or director

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

XIV.                       Waivers of the Corporate Code of Conduct

Any waiver of this Code of Conduct for executive officers or directors may be made only by the Board of Directors or a Board Committee and will be promptly disclosed as required by law or by SEC or Nasdaq regulations.  Waivers of this Code for a non-officer employee may be made by the President or Chief Financial Officer only upon the employee making full disclosure in advance of the transaction in question.

XV.                           Acknowledgement

Employees, officers and directors will be asked annually to sign a statement affirming that they have read, understood and that they are in compliance with this Code of Conduct.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Company’s Intranet site or from the Company’s Chief Financial Officer.

This document is not an employment contract between the Company and any of its employees, officers or directors.